Exhibit 99.1

  Ingles Markets, Incorporated Amends March 2003 and June 2003 Forms 10-Q For
                        Recent Accounting Pronouncement

    ASHEVILLE, N.C., Nov. 19 /PRNewswire-FirstCall/ -- Ingles Markets, Incorporated (Nasdaq: IMKTA) today amended its Form 10-Q's for its March 2003 and June 2003 quarters in connection with an evolving interpretation of the recently issued EITF 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.
    Brenda Tudor, Chief Financial Officer of Ingles, stated, "In connection with a routine periodic review of our filings, we were engaged in a dialogue with the staff of the US Securities and Exchange Commission (the "SEC"). Our correspondence and discussions with the SEC, principally regarding the method of recognizing slotting fees and the interpretations of EITF 02-16, led us to reconsider our methodology of recognizing these fees when the amount was contractually established and collection was probable. The Company has changed its policy to including these allowances as a reduction in inventory value. Since we had previously filed the March 2003 and June 2003 Form 10-Q's, the option of recording this as a cumulative effect of an accounting change was not available. Therefore, we are accounting for the change in methodology on a prospective basis retroactive to January 1, 2003, and have amended our consolidated financial statements for the quarters ended March 29, 2003, and June 28, 2003. We believe that the issues identified by the SEC in their latest review of our filings are now resolved."
    The amendment resulted in a non cash charge of $1.6 million, net of income taxes of $1.0 million for the quarter ended March 29, 2003. There was no impact to earnings for the quarter ended June 28, 2003. The Company does not anticipate any material impact from this accounting change going forward.
    The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. A detailed discussion of factors regarding our forward-looking statements may be found in reports filed by the Company with the Securities and Exchange Commission including its 2002 Form 10-K and Forms 10-Q.
    Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The Nasdaq Stock Market's National Market under the symbol IMKTA. For more information about the Company, visit Ingles website at www.ingles-markets.com.

SOURCE  Ingles Markets, Inc.
    -0-                             11/19/2003
    /CONTACT: Brenda S. Tudor, Vice President-Finance & Chief Financial Officer of Ingles Markets, Inc., +1-828-669-2941, ext. 223/
    /Web site:  http://www.ingles-markets.com /
    (IMKTA)

CO:  Ingles Markets, Inc.
ST:  North Carolina
IN:  REA
SU: